Exhibit 23.1




                     CONSENT OF INDEPENDENT AUDITORS



        We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 5,500,000 shares of common stock pertaining to the Stock Option Plan (January, 1983), Non-Qualified Common Stock Option Plan, Employee Stock Purchase Plan, and 1997 Non-Qualified Common Stock Option Plan of Stratus Computer, Inc. of our report dated January 21, 1997 with respect to the consolidated financial statements of Stratus Computer, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 29, 1996, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.





                                                    ERNST & YOUNG LLP





Boston, Massachusetts
May 12, 1997